Exhibit 10.1

ADURO BIOTECH, INC.

AMENDED AND RESTATED SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective Date: December 9, 2016

ADURO BIOTECH, INC.

AMENDED AND RESTATED SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

I.	Introduction.

The Aduro Biotech, Inc. Amended and Restated Severance Plan (the “Plan”) provides severance benefits to a select group of management or highly compensated employees of Aduro Biotech, Inc., a Delaware corporation (the “Company”). The Plan is effective for Covered Employees who satisfy the conditions set forth in this Plan.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

This document constitutes both the official plan document and the required summary plan description under ERISA.

For purposes of the Plan, the following terms are defined as follows:

(a)    “Affiliate” means any entity if the Company and/or one or more Subsidiaries own 50% or more of the total combined voting power of such entity. An entity that attains the status of an Affiliate on a date after the adoption of the Plan shall be considered an Affiliate commencing as of such date.

(b)    “Base Pay” means the annual base salary rate as of immediately before an Involuntary Termination (but disregarding any reduction in Base Pay that constituted Good Reason).

(c)    “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to a committee of the Board, then “Board” shall also mean such committee.

(d)    “Cause” means the occurrence of any or more of the following events: i) a Covered Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, or similar conduct; (ii) a Covered Employee’s repeated intoxication by alcohol or drugs during the performance of a Covered Employee’s duties in a manner that materially and adversely affects a Covered Employee’s performance of such duties; (iii) malfeasance in the conduct of a Covered Employee’s duties, including, but not limited to (A) willful and intentional misuse or diversion of funds of the Company or its Affiliates, (B) embezzlement, (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company or its Affiliates, or (D) any unauthorized use or disclosure of any confidential information or trade secrets of the Company or any Affiliate; (iv) a Covered Employee’s material violation of any provision of an agreement between the employee and the Company; or (v) a Covered Employee’s material failure to perform the duties of a Covered Employee’s employment or engagement or material failure to follow or comply with the reasonable and lawful written directives of the Board or the Chief Executive Officer of the Company or with the written employment policies of the Company. At all times prior to a Change in Control, Cause for termination of (x) a Tier I Participant shall be determined by the Board, and (y) a Tier II Participant shall be determined by the Chief Executive Officer, each in its sole discretion. Before a Covered

Employee may be terminated for Cause at any time within twelve (12) months following a Change in Control, the employee shall first be provided with written notice from the Representative describing the conduct forming the basis for the alleged Cause and to the extent curable, an opportunity of thirty (30) days to cure such conduct before the Company may terminate the Covered Employee for Cause. If the Representative determines that the Cause event is curable, the Covered Employee may during this thirty (30) day period present his or her case to the Representative before any termination for Cause is finalized by the Company. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Plan or otherwise.

(e)     “Change in Control” means one or more of the following: (i) the consummation of the acquisition by any entity, person, or group (other than the Company, an affiliate, or an employee benefit plan maintained by the Company or any affiliate) of beneficial ownership of the capital stock of the Company representing more than 50% of the outstanding voting stock of the Company; (ii) the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership (direct or indirect) of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned (directly or indirectly) by stockholders of the Company in substantially the same proportions as their ownership (direct or indirect) of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition. For purposes of this Plan, only the first Change in Control occurring after the Effective Date will be a “Change in Control”. This definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

(f)    “Change in Control Termination” means an Involuntary Termination that occurs within the Covered Period. For such purposes, if the event giving rise to an employee’s right to resign for Good Reason arises within the Covered Period, and the employee’s resignation occurs not later than ninety (90) days after the first occurrence of the applicable event set forth in the definition of Good Reason below, such termination shall be a Change in Control Termination.

(g)     “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(h)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)    “Code” means the Internal Revenue Code of 1986, as amended.

(j)    “Company” means Aduro Biotech, Inc., or, following a Change in Control, the surviving Entity resulting from such event.

(k)    “Covered Employee” means an active employee of the Company with a level of Vice President or above (other than the Chief Executive Officer) who meets all the requirements to be eligible to receive Plan benefits as set forth in Section II, including timely provision of an effective Release (as such term is defined in Section II(b)).

(l)    “Covered Period” means the period commencing on, and ending twelve (12) months following, the Closing of a Change in Control.

(m)     “Director” means a member of the Board.

(n)    “Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code, or, if required by applicable law, the inability in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Covered Employee’s position with the Company or an Affiliate because of the Covered Employee’s physical or mental impairment.

(o)    “Employee Benefits” shall mean any Company group health plan(s) that a Covered Employee was participating in as of immediately before the date of the Covered Employee’s Qualifying Termination and for which the Covered Employee is eligible to continue coverage under COBRA. For avoidance of doubt, Employee Benefits shall without limitation not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of a Covered Employee in connection with amounts earned by the employee.

(p)    “Employment Agreement” means any individual employment offer letter, contract or agreement that a Covered Employee has with the Company.

(q)    “Entity” means a corporation, partnership, limited liability company or other entity.

(r)    “Good Reason” means the occurrence of any one or more of the following events without a Covered Employee’s written consent: (i) a material diminution in the responsibilities, duties, or authority of a Covered Employee (including a decrease in the functional level of the supervisor to whom the Covered Employee reports), provided that such a “reduction” will not be deemed to occur if the Covered Employee’s duties, title, authority and responsibilities with respect to the successor subsidiary or division of the parent entity following a Change in Control are substantially similar to the Covered Employee’s duties, title, authority and responsibilities with respect to the business of the Company immediately prior to the Change in Control; (ii) a material diminution in the Covered Employee’s Base Pay, which is a reduction of at least ten percent (10%) of the Covered Employee’s Base Pay (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); (iii) a relocation of the Covered Employee’s principal place of employment to a new location that increases the Covered Employee’s one-way commute from his or her current residence by more than twenty-five (25) miles; (iv) Any other action or inaction that constitutes a material breach by the Company of the Plan or the agreement under which the Covered Employee provides services to the Company; or (v) a failure by any successor entity to the Company following a Change in Control to assume the Plan; provided however, that any resignation by a Covered Employee due to any of the foregoing events shall be deemed for Good Reason only if (i) the Covered Employee gives the Company written notice of the intent to terminate for Good Reason (describing in detail the basis and underlying facts supporting the Covered Employee’s belief that a Good Reason event has occurred) within forty-five (45) days after the occurrence of one of the events which is not remedied within thirty (30) days after the Company (or any successor thereto) receives such written notice from the Covered Employee; and (ii) the Covered Employee resigns within ninety (90) days of the first occurrence of the applicable event. Failure to timely provide written notice to the Company or failure to timely resign his or her employment for Good Reason means that the Covered Employee will be deemed to have consented to and waived the Good Reason event. This Good Reason definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.

(s)     “Individual Severance Arrangement” means any Employment Agreement providing for severance benefits to a Covered Employee or any other severance arrangement between the Covered Employee and the Company other than the Plan, in each case that remains in effect through the date of an Involuntary Termination.

(t)    “Involuntary Termination” means that a Covered Employee experienced a Separation from Service from the Company due to his or her employment being terminated either because the Company terminated the Covered Employee’s employment without Cause or because the Covered Employee resigned his or her employment for Good Reason in accordance with this Plan. For avoidance of doubt, a Separation from Service due to a Covered Employee’s death or Disability shall not constitute an Involuntary Termination.

(u)     “Non-Change in Control Termination” means an Involuntary Termination that does not occur within the Covered Period.

(v)    “Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing.

(w)    “Representative” means one or more members of the Board or other persons or Entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section VII(a).

(x)    “Separation from Service” has the same meaning provided to such term under Code Section 409A.

(y)    “Target Bonus” means the annual bonus opportunity of a Covered Employee as of immediately before a Change in Control Termination.

(z)    “Tier I Participant” means a Covered Employee who is a Section 16 officer and who is not the Chief Executive Officer at the time of an Involuntary Termination or such other officer as may be designated as a “Tier I Participant” from time to time by the Board and who remains an officer in the same or substantially similar position at the time of an Involuntary Termination.

(aa)    “Tier II Participant” means a Covered Employee who is a Vice President level employee and who is not a Tier I Participant at the time of an Involuntary Termination.

II.	Eligibility for Benefits.

(a)    Covered Employee. An employee of the Company is eligible to participate in the Plan if (i) the employee is a Covered Employee at any time on or after the Effective Date of the Plan and prior to an Involuntary Termination; (ii) such Covered Employee’s employment with the Company terminates due to an Involuntary Termination; and (iii) such Covered Employee meets the other Plan eligibility requirements set forth in this section II. The determination of whether an employee is a Covered Employee shall be made by the Board or the Representative, as applicable, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)    Release Requirement. In order to be eligible to receive benefits under the Plan, the Covered Employee also must execute a general waiver and release agreement that releases all employment related claims in the form provided by the Company at the time of termination (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Involuntary Termination, and such Release must become effective in accordance with its terms. The Release may be incorporated into a termination agreement or other agreement with the employee.

(c)    Entire Agreement. This Plan supersedes and replaces in their entirety the terms of any Individual Severance Arrangement related to severance benefits payable to a covered employee.

(d)    Exceptions to Benefit Entitlement. An employee who otherwise is a Covered Employee will not receive benefits under the Plan in the following circumstances, as determined by the Board or the Representative, as applicable, in its sole discretion:

(1)    The employee voluntarily terminates employment with the Company without Good Reason, other than to accept employment with another entity that is wholly or majority owned (directly or indirectly) by the Company, or terminates employment due to the employee’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)    The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not otherwise give rise to the employee’s right to resign for Good Reason (determined as if the Entity offering such reemployment were the Company). For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits (including the employee’s continued eligibility to participate in the Plan) as a result of the change in ownership of the Company or the sale of its assets.

(3)    The employee is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence and resumes his or her eligibility to participate in the Plan.

III.	Amount of Benefit.

(a)    Non-Change in Control Termination Benefits. A Covered Employee shall be entitled to receive the following benefits under the Plan in the event of a Non-Change in Control Termination, subject to any delay in payment that may be required by Section V:

(1)    Base Pay Payment. The Company shall pay (i) a Tier I Participant a severance benefit equal to twelve (12) months of the Tier I Participant’s Base Pay (the “Tier I Severance Benefit”), and (ii) a Tier II Participant a severance benefit equal to six (6) months of the Tier II Participant’s Base Pay (the “Tier II Severance Benefit” and together with the Tier I Severance Benefit, the “Severance Benefit”)). The Severance Benefit will be paid in a lump sum following the date of the Covered Employee’s Non-Change in Control Termination as set forth in Section V.

(2)    Accelerated Vesting of Stock Awards.

(i)    The vesting and exercisability (if applicable) of all outstanding and unvested stock awards (the “Outstanding Stock Awards”) granted under the Company’s equity incentive plans that are held by a Covered Employee on the date of the Non-Change in Control Termination will become vested and exercisable (if applicable) on the date of such Non-Change in Control Termination to the extent of the number of Outstanding Stock Awards that would have vested and become exercisable (if applicable), if the Covered Employee had remained employed by the Company for an additional six (6) months.

(ii)    In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the Covered Employee’s stock award agreements or the equity plan under which such stock award was granted that provides that any then unvested portion of the award will immediately expire upon the Covered Employee’s termination of service, no unvested portion of the Covered Employee’s stock award shall generally terminate any earlier than the later of (A) the effective date of the Release, or (B) the Release Deadline (as defined in Section V).

(3)    Payment of Continued Group Health Plan Benefits.

(i)    If a Covered Employee is participating in the Company’s group health plans as of the date of the Covered Employee’s Non-Change in Control Termination and the Covered Employee timely elects continued coverage under COBRA, the Company will directly pay the COBRA insurance provider for the COBRA premiums necessary to continue the Covered Employee’s COBRA coverage for himself or herself and his or her eligible dependents from the date of the Non-Change in Control Termination until the earliest to occur of (a) twelve (12) months after a Tier I Participant’s termination date and six (6) months after a Tier II Participant’s termination date, (b) the expiration of the Covered Employee’s eligibility for the continuation coverage under COBRA, and (c) the date when the Covered Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such applicable period from the date of the Non-Change in Control Termination through the earliest of (a) through (b) is referred to herein as the “COBRA Payment Period”). Upon the conclusion of such COBRA Payment Period, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period, if any. For purposes of this section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Covered Employee under a Code Section 125 health care reimbursement plan, which amounts, if any, are the Covered Employee’s sole responsibility.

(ii)    Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to the Covered Employee’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(b)    Change in Control Termination Benefits. A Covered Employee shall be entitled to receive the following benefits under the Plan in the event of a Change in Control Termination, subject to any delay in payment that may be required by Section V:

(1)    Base Pay and Target Bonus Payment. The Company shall pay (i) a Tier I Participant a severance benefit equal to twelve (12) months of the Tier I Participant’s Base Pay and

Target Bonus (the “Tier I Change in Control Severance Benefit”), and (ii) a Tier II Participant a severance benefit equal to nine (9) months of the Tier II Participant’s Base Pay and Target Bonus (the “Tier II Change in Control Severance Benefit” and together with the Tier I Change in Control Severance Benefit, the “Change in Control Severance Benefit”)). The Change in Control Severance Benefit will be paid in a lump sum following the date of the Covered Employee’s Change in Control Termination as set forth in Section V.

(2)    Accelerated Vesting of Stock Awards.

(i)    The vesting and exercisability (if applicable) of all Outstanding Stock Awards granted under the Company’s equity incentive plans (to the extent such awards are outstanding, assumed, substituted or otherwise continued in connection with a Change in Control, each an “Assumed Award”) that are held by a Covered Employee on the date of the Change in Control Termination will become 100% vested and exercisable (if applicable) on the date of such Change in Control Termination, contingent upon the Closing of the Change in Control. In the event that an Outstanding Stock Award is not assumed, substituted or otherwise continued in connection with a Change in Control and as a result does not become an Assumed Award, the vesting and exercisability of such Outstanding Stock Award will become 100% vested and exercisable (if applicable) immediately prior to the effective time of the Change in Control. To the extent reasonably practicable prior to the effective time of the Change in Control, the Company will provide to the Covered Employees notice of the right to exercise (if applicable) the vested stock awards, which exercise may be contingent upon the effectiveness of the Change in Control.

(ii)    In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the Covered Employee’s stock award agreements or the equity plan under which such stock award was granted that provides that any then unvested portion of the award will immediately expire upon the Covered Employee’s termination of service, no unvested portion of the Covered Employee’s stock award shall generally terminate any earlier than the later of (A) the effective date of the Release, or (B) the Release Deadline (as defined in Section V); provided, however that after giving effect to the vesting acceleration provisions set forth above, the Covered Employee’s stock awards shall remain subject to earlier termination in connection with a Change of Control (as such term is defined in the applicable Company stock plan) in which the Covered Employee’s stock award is not assumed, substituted or continued by the acquiring or surviving entity as provided for in such Equity Plan.

(3)    Payment of Continued Group Health Plan Benefits.

(i)    If a Covered Employee is participating in the Company’s group health plans as of the date of the Covered Employee’s Change in Control Termination and the Covered Employee timely elects continued coverage under COBRA, the Company will directly pay the COBRA insurance provider for the COBRA premiums necessary to continue the Covered Employee’s COBRA coverage for himself or herself and his or her eligible dependents from the date of the Change in Control Termination until the earliest to occur of (a) twelve (12) months after a Tier I Participant’s termination date or nine (9) months after a Tier II Participant’s termination date, (b) the expiration of the Covered Employee’s eligibility for the continuation coverage under COBRA, and (c) the date when the Covered Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such applicable period from the date of the Change in Control Termination through the earliest of (a) through (c) is referred to herein as the “Change in Control COBRA Payment Period”). Upon the conclusion of such Change in Control COBRA Payment Period, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period, if any. For purposes of this section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Covered Employee under a Code Section 125 health care reimbursement plan, which amounts, if any, are the Covered Employee’s sole responsibility.

(ii)    Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the Change in Control COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Change in Control Special Severance Payment”), such Change in Control Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to the Covered Employee’s continued eligibility for COBRA coverage during the Change in Control COBRA Payment Period. Such Change in Control Special Severance Payment shall end upon expiration of the Change in Control COBRA Payment Period.

(c)    Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce a Covered Employee’s severance benefits, in whole or in part, by pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Covered Employee by the Company or an Affiliate that become payable in connection with the Covered Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any Company policy or practice providing for the Covered Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee’s employment, or (iii) any other severance benefit agreement or arrangement between the Company and the Covered Employee, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this section III(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Covered Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Covered Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)    Parachute Payments.

(1)    If any payment or benefit a Covered Employee will or may receive from the Company under this Plan or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Covered

Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner that results in the greatest economic benefit for the Covered Employee. If the reduction method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the reduction method shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Covered Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(2)    The calculations in this section will be performed by the professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall appoint a nationally recognized tax firm to make the determinations required by this section. The Company shall bear all expenses with respect to the determinations by such firm required to be made by this section. The Company and the Covered Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Covered Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and the Covered Employee. However, the Covered Employee shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination by the Covered Employee shall be binding on the Company.

(3)    As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this section, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of this section is due (the “Additional Excise Tax”).    The Covered Employee shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax.    The Covered Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to the Covered Employee. The Company shall pay all reasonable fees, expenses and penalties of the Covered Employee relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under this section to place the Covered Employee in a better after-tax position, the Covered Employee shall repay the Company such amount within thirty (30) days thereof in order to effect such result.

IV.	Return of Company Property.

A Covered Employee will not be entitled to any severance benefit under the Plan unless and until the Covered Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Covered Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part)

V.	Tax Withholding; Offset; Section 409A.

All payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If a Covered Employee is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness to the extent allowed by applicable law. This Plan is intended to provide severance benefits pursuant to an employee welfare benefit plan subject to ERISA. The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code (“Code”). All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, in the event this Plan or any benefit paid under this Plan to a Covered Employee is deemed to be subject to Code Section 409A, such Covered Employee consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with a Covered Employee’s termination of employment unless and until the Covered Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Covered Employee without causing the Covered Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (ii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). Further, each installment of any benefits payable under the Plan to a Covered Employee will be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Covered Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Covered Employee’s Separation from Service or (2) the date of the Covered Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Covered Employee a lump sum amount equal to the sum of the benefit payments that the Covered Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to a Covered Employee’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Covered Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Covered Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of a Covered Employee’s Release, the Company shall (1) pay the Covered Employee a lump sum amount equal to the sum of the benefit payments that the Covered Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

While it is intended that all payments and benefits provided under this Plan to Covered Employees will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Plan are exempt from or compliant with Code Section 409A. The Company will have no liability to Covered Employees or any other party if a payment or benefit under this Plan is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. The Covered Employees further understand and agree that the Covered Employees will be entirely responsible for any and all taxes on any benefits payable to the Covered Employees as a result of this Plan.

VI.	Reemployment.

In the event of a Covered Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Covered Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

VII.    Right to Interpret and Administer Plan; Amendment and Termination.

(a)    Interpretation and Administration. Prior to the Closing, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Covered Employees. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b)    Amendment and Termination. The Plan Administrator reserves the right to amend or terminate the Plan at any time in its discretion; provided, however, that any amendment or termination of the Plan that would adversely affect a particular employee will not be effective as to such employee without his or her written consent if such amendment or termination is to occur upon or at any time following the occurrence of a Change in Control. In addition, the Plan will automatically terminate following the satisfaction of all the Company’s obligations under the Plan.

VIII.    No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

IX.    Other Important Information.

(a)     Plan Administration. The Plan Administrator has the full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable per participant, and to interpret any terms of this document. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the applicable fiduciary standards of ERISA when acting in such capacity. The Plan Administrator may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan.

(b)    Source of Benefits. The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

(c)    Claims Procedure. If a Covered Employee believes he or she has been incorrectly denied a benefit or are entitled to a greater benefit than the benefit the Covered Employee received under the Plan, the Covered Employee may submit a signed, written application to the Company’s Chief Executive Officer or to another officer of the Company in the event the Covered Employee submitting the application is the Chief Executive Officer (“Claims Administrator”). The Covered Employee will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, the Covered Employee will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Claims Administrator expects to notify the Covered Employee of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If a Covered Employee’s claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for the Covered Employee to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of a Covered Employee’s right to bring a civil suit under Section 502(a) of ERISA following denial of a Covered Employee’s claim on review.

The Covered Employee will have sixty (60) days from receipt of the written notification of the denial of a Covered Employee’s claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review. This request should include the reasons the Covered Employee is requesting a review and may include facts supporting a Covered Employee’s request and any other relevant comments, documents, records and other information relating to a Covered Employee’s claim. Upon request and free of charge, the Covered Employee will be provided with reasonable access to, and copies of, all documents, records and other information relevant to a Covered Employee’s claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying a Covered Employee’s claim. A final, written determination of a Covered Employee’s eligibility for benefits shall be made within sixty (60) days of receipt of a Covered Employee’s request for review, unless special circumstances require an extension of time for processing the claim, in which case the Covered Employee will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which the Covered Employee should expect notification of approval or denial of a Covered Employee’s claim. This review will take into account all comments, documents, records and other information submitted by the Covered Employee relating to the Covered Employee’s claim, whether or not submitted or considered in the initial review of a Covered Employee’s claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because the Covered Employee fails to submit information that is necessary to decide a Covered Employee’s claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to the Covered Employee until the date on which the Covered Employee responds to the request for additional information. If a Covered Employee’s claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that the Covered Employee is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a Covered Employee’s claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying a Covered Employee’s claim. The written notification will also include a statement of a Covered Employee’s right to bring an action under Section 502(a) of ERISA.

If a Covered Employee’s claim is initially denied or is denied upon review, the Covered Employee is entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) a Covered Employee’s claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of a Covered Employee’s rights set forth in this section, a Covered Employee’s authorized representative may act on a Covered Employee’s behalf.

If the Covered Employee does not receive notice within the time periods described above, whether on initial determination or review, the Covered Employee may initiate a lawsuit under Section 502(a) of ERISA.

(d)    Prior Plans Superseded. The Plan supersedes any and all prior separation, change in control, severance and salary continuation arrangements, programs and/or similar plans that may previously have been offered or provided by the Company (and its predecessors-in-interest) to Covered Employees.

(e)    Plan Amendment or Termination. The Plan Administrator reserves the right to amend or terminate the Plan at any time, in whole or in part, and in any manner, and for any reason. Notwithstanding the foregoing, unless a Covered Employee provides written consent to the contrary, any termination or amendment of the Plan will be effective only after two (2) years advance written notice to a Covered Employee if such amendment or termination would result in a reduction of benefits that the Covered Employee would have otherwise been able to receive under the pre-amended or terminated Plan.

(f)     At-Will Employment. No provision of the Plan is intended to provide a Covered Employee with any right to continue as an employee with the Company or in any other capacity, for any specific period of time, or otherwise affect the right of the Company to terminate the employment or service of any individual at any time for any reason or no reason, with or without cause.

(g)    Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.

(h)    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(i)    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

X.    Statement of ERISA Rights.

As a participant in the Plan a Covered Employee is entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

(a)    Receive Information About a Covered Employee’s Plan and Benefits.

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Plan Administrator may impose a reasonable charge for the copies.

(b)    Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of a Covered Employee and other Plan participants and beneficiaries. No one, including a Covered Employee’s employer or any other person, may fire a Covered Employee or otherwise discriminate against a Covered Employee in any way to prevent a Covered Employee from obtaining a welfare benefit or exercising a Covered Employee’s rights under ERISA.

(c)    Enforce a Covered Employee’s Rights.

If a Covered Employee’s claim for a welfare benefit is denied or ignored, in whole or in part, the Covered Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Covered Employee can take to enforce the above rights. For instance, if a Covered Employee requests a copy of Plan documents and does not receive it within 30 days, the Covered Employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Covered Employee up to $110.00 per day until the Covered Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Covered Employee has a claim for benefits which is denied or ignored, in whole or in part, the Covered Employee may file suit in a state or federal court after the Covered Employee has completed the Plan’s administrative appeals process. If a Covered Employee is discriminated against for asserting the Covered Employee’s rights, the Covered Employee may seek assistance from the U.S. Department of Labor, or the Covered Employee may file suit in a federal court. The court will decide who should pay court costs and legal fees. If a Covered Employee is successful, the court may order the person the Covered Employee has sued to pay these costs and fees. If a Covered Employee loses, the court may order the Covered Employee to pay these costs and fees, for example, if it finds a Covered Employee’s claim is frivolous.

(d)    Assistance with a Covered Employee’s Questions.

If a Covered Employee has any questions about the Plan, the Covered Employee should contact the Plan Administrator. If a Covered Employee has any questions about this statement or about the Covered Employee’s rights under ERISA, or if a Covered Employee needs assistance in obtaining documents from the Plan Administrator, the Covered Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in a Covered Employee’s telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Covered Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Aduro Biotech, Inc. Amended and Restated Severance Plan

Employer Sponsoring Plan:	Aduro Biotech, Inc. 740 Heinz Avenue Berkeley, CA 94710

Employer Identification Number:	94-3348934

Plan Number:	555

Plan Year:	Calendar Year

Plan Administrator:	Aduro Biotech, Inc. c/o Board of Directors 740 Heinz Avenue Berkeley, CA 94710 Telephone No. (510) 848-4400

Agent for Service of Legal Process:	Plan Administrator, at the above address

Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits

Plan Costs:	The cost of the Plan is paid by Aduro Biotech, Inc.

Type of Administration:	Self-administered by the Plan Administrator

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed as of December 9, 2016.

ADURO BIOTECH, INC.

/s/ Stephen T. Isaacs
By: Stephen T. Isaacs
Title: Chief Executive Officer